Exhibit 99.2

Newfield Exploration Commences Tender Offer for Its

Senior Subordinated Notes Due 2016

The Woodlands, Texas, June 19, 2012—Newfield Exploration Company (NYSE:NFX) today announced that it is commencing a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) for any and all of its 6 5/8% Senior Subordinated Notes due 2016 (CUSIP No. 651290-AJ-7) (the “Notes”) of which $550 million aggregate principal amount is outstanding. The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated June 19, 2012 (the “Statement”). The Offer will expire at 12:00 midnight, New York City time, on the evening of July 17, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Date”).

Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to 5:00 p.m., New York City time, on July 2, 2012 (such date and time, as the same may be extended, the “Consent Date”), will receive total consideration equal to $1,025.83 per $1,000 principal amount of the Notes, which includes a consent payment of $25.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. The Offer contemplates an early settlement option for holders whose Notes are validly tendered prior to the Consent Date and accepted for purchase. Assuming the Tender Offer is not extended, the initial settlement date is expected to be July 3, 2012.

Holders who tender (and do not validly withdraw) their Notes after the Consent Date and prior to the Expiration Date will be entitled to receive tender offer consideration equal to $1,000.83 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Date will not receive a consent payment.

In conjunction with the Tender Offer, the Company is soliciting from holders of the Notes consents to proposed amendments to the indenture governing the Notes, which would eliminate most of the covenants and certain default provisions applicable to the Notes and shorten the minimum notice period for redemption of the Notes. Adoption of the proposed amendments to the indenture requires the consent of the holders of a majority of the outstanding principal amount of the Notes. Each tendering holder will be deemed to have consented to the proposed amendments.

The acceptance of tendered Notes and settlement of the Tender Offer will be conditioned, among other things, on financing as set forth in the Statement and the receipt of the required consents, as set forth in the Statement, to amend the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties.

The Company has engaged Wells Fargo Securities, LLC as the sole Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Requests for copies of the Statement or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (collect, for banks and brokers) or (800) 488-8075 (toll free, for all others).

This announcement does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Statement and related transmittal documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. The Company’s principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, the Company focuses on offshore oil developments in Malaysia and China.

** The statements set forth in this announcement contain certain “forward-looking statements,” including regarding settlement of the Tender Offer and the financing of the Tender Offer. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors. Factors that could impact forward-looking statements are described in “Risk Factors” in Newfield’s 2011 Annual Report on Form 10-K, the preliminary prospectus supplement filed on June 19, 2012 and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this announcement could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:	Steve Campbell (281) 210-5200
Email:	info@newfield.com